UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: June 23, 2014

(Date of earliest event reported)

ENTEROMEDICS INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-33818

Delaware	48-1293684
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2800 Patton Road, St. Paul, Minnesota 55113

(Address of principal executive offices, including zip code)

(651) 634-3003

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On June 23, 2014, the Board of Directors (the “Board”) of EnteroMedics Inc. (the “Company”) approved a special, one-time cash bonus for all employees of the Company in recognition of the vote by the Gastroenterology and Urology Devices Panel of the Medical Devices Advisory Committee (the “Panel”) of the U.S. Food and Drug Administration regarding the safety, efficacy and benefit/risk ratio of the Company’s Maestro Rechargeable System that occurred at the Panel’s meeting on June 17, 2014.

Each employee, including the officers of the Company, will receive a cash bonus equal to 10% of such employee’s current, annual base salary. The cash bonus shall be pro-rated for any employee who was employed by the Company for fewer than 180 days as of June 17, 2014.

Additionally, as a result of the Panel’s positive vote, and after consideration of a peer group compensation study conducted by Pearl Meyer & Partners (“Pearl Meyer”) on behalf of the Company, the Board approved increases to the base annual salary of its officers, effective as of July 1, 2014. The Board adopted the salary increases based upon the recommendations of Pearl Meyer in order to align the compensation of the Company’s officers with that of their peers in comparable companies. The following table sets forth the increase to the annual base salary for each of the Company’s named executive officers and their new annual base salary as of July 1, 2014.

Name	Position	Salary Increase	Annual Base Salary as of July 1, 2014
Mark Knudson	Chairman, President, Chief Executive Officer	$35,500	$389,552
Greg Lea	Senior Vice President, Chief Financial Officer, Chief Operating Officer	$27,500	$322,507
Adrianus Donders	Senior Vice President of Research and Advanced Development	$13,000	$276,742
Katherine Tweden	Vice President, Clinical and Regulatory	$13,000	$277,258

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTEROMEDICS INC.

By:	/s/ Greg S. Lea
Greg S. Lea
Senior Vice President, Chief Financial Officer and Chief Operating Officer

Date: June 25, 2014